Exhibit 5.1

May 3, 2012

Web.com Group, Inc.

12808 Gran Bay Parkway West

Jacksonville, FL 32258

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Web.com Group, Inc., a Delaware corporation (the “Company”), of an Amendment to a Registration Statement on Form S-3 (the “Amendment”) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission, including the base prospectus (the “Base Prospectus”) and resale prospectus (the “Resale Prospectus” and collectively with the Base Prospectus, the “Prospectuses”) filed with the Amendment. The Prospectuses provide that they will be supplemented in the future by one or more prospectus supplements (each, a “Prospectus Supplement”) and any free-writing prospectus(es). The Amendment, including the Prospectuses as supplemented from time to time by one or more Prospectus Supplements and any free-writing prospectus(es), covers the registration of an additional 988,999 shares of the Company’s Common Stock (the “Additional Resale Shares”) issued to the selling stockholders identified in the Resale Prospectus in connection with that certain Purchase Agreement dated August 3, 2011 by and among Web.com Group, Inc., a Delaware corporation, NWS Holdings LLC (f/k/a Net Sol Holdings LLC), a Delaware limited liability company, and Net Sol Parent LLC (f/k/a GA-Net Sol Parent LLC), a Delaware limited liability company and wholly-owned subsidiary of NWS Holdings LLC.

In connection with this opinion, we have examined and relied upon originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the Delaware General Corporation Law. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Additional Resale Shares have been validly issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Amendment and to the reference to our firm under the caption “Legal Matters” in the Prospectuses. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Sincerely,

Cooley llp

By:/s/ James F. Fulton, Jr.

James F. Fulton, Jr.